                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ /  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to 14a-11(c) or 14a-12

                                 ITT INDUSTRIES
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 ITT INDUSTRIES
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                   [ITT LOGO]

Dear Fellow Shareholders:

You are invited to attend the 1996 Annual Meeting of ITT Industries, Inc. to be held beginning at 10:30 A.M. on Tuesday, May 21, 1996. The meeting will take place in the Celeste Bartos Forum of The New York Public Library, Fifth Avenue and 42nd Street, New York, New York.

This will be the first Annual Meeting of the Company since the distribution of the shares of ITT Corporation and ITT Hartford Group, Inc. on December 19, 1995. ITT Industries is comprised of three businesses: ITT Automotive, ITT Defense & Electronics, and ITT Fluid Technology. ITT Corporation is a hotel, gaming, entertainment, and information services company. ITT Hartford Group, Inc. is an insurance and financial services company. As separate companies, ITT Corporation and ITT Hartford Group, Inc. will have their own annual meetings and, if you are a shareholder in one or both of those companies, their proxy materials will be sent to you by them.

If you attend the ITT Industries Annual Meeting you will hear our report on our businesses and operations. Whether or not you plan to attend, you can assure that your shares are represented at the meeting by promptly completing, signing, dating, and returning the accompanying proxy card.

                                          Very truly yours,

                                          /s/ Travis Engen
                                          --------------------------------
                                          Travis Engen
                                          Chairman, President
                                          and Chief Executive

                                   [ITT LOGO]

                                                                  March 29, 1996

Notice of 1996 Annual Meeting:

     The 1996 Annual Meeting of Shareholders of ITT Industries, Inc. will be held on Tuesday, May 21, 1996 at 10:30 A.M., local time, at the Celeste Bartos Forum of The New York Public Library, Fifth Avenue and 42nd Street, New York, New York to consider and act upon such business as may properly come before the meeting.

     Management intends to present for action proposals to elect seven directors of ITT Industries and to ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for 1996. In addition, a shareholder has notified the Company of her intention to present the proposal set forth on page 24 of the accompanying Proxy Statement.

     Shareholders of record at the close of business on March 25, 1996 are entitled to vote at the meeting and any adjournments.


                                          /s/ Gwenn L. Carr
                                          -----------------------------
                                          Gwenn L. Carr
                                          Vice President and Secretary

                                 ITT INDUSTRIES, INC.
                                 4 West Red Oak Lane
                                 White Plains, New York 10604

PROXY STATEMENT

INTRODUCTION

On December 19, 1995, ITT Corporation, a Delaware corporation ("ITT Delaware") made a distribution (the "Distribution") to its shareholders consisting of all the shares of common stock of ITT Destinations, Inc., a Nevada corporation which held ITT Delaware's interests in the hospitality, entertainment, and information services businesses, and all the shares of common stock of ITT Hartford Group, Inc., a wholly-owned subsidiary which held ITT Delaware's interests in the insurance businesses ("ITT Hartford"). Effective December 20, 1995, pursuant to a statutory merger, ITT Delaware merged into ITT Industries, Inc., an Indiana corporation ("ITT Industries"), with ITT Industries as the surviving corporation (the "Company"). ITT Destinations, Inc. changed its name to ITT Corporation. Certain of the historical information presented in this Proxy Statement concerns ITT Delaware, which will be referred to herein as "ITT".
                            ------------------------

This Proxy Statement is furnished to shareholders of ITT Industries in connection with the solicitation of proxies by the Board of Directors for the 1996 Annual Meeting. Proxy materials, including this Proxy Statement and a proxy card, are scheduled to be mailed to shareholders on or about March 29, 1996.

All shareholders of record at the close of business on March 25, 1996 will be entitled to vote at the 1996 Annual Meeting. As of March 25, 1996, 117,708,981 shares of ITT Industries Common Stock were outstanding, each of which is entitled to one vote on each matter to be voted upon at the Annual Meeting. The presence in person or by proxy of shareholders holding a majority of such outstanding shares will constitute a quorum for the transaction of business at the meeting.

Shares represented by a properly signed and returned proxy card will be voted as specified by the shareholder. IF A CARD IS SIGNED AND RETURNED, BUT NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR; FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS; AND AGAINST THE SHAREHOLDER PROPOSAL DESCRIBED IN THIS PROXY STATEMENT. Other than the three proposals described above, the Board of Directors does not know of any other matter to be presented at the 1996 Annual Meeting. If other matters are presented, it is the intention of the proxies identified on the accompanying proxy card to vote in accordance with their judgment on such matters.

A shareholder may revoke a proxy at any time before it is voted by delivering a written notice of revocation to the Secretary of ITT Industries, by submitting a proxy bearing a later date, or by voting in person at the 1996 Annual Meeting.

The affirmative vote of a majority of the shares entitled to vote which are represented at the meeting is required for approval of matters presented to the meeting, except for the election of Directors, in which case the persons receiving the greatest number of votes, up to the number of directors to be elected at the meeting, shall be elected the Directors. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present but will not be counted as votes cast for or against a particular proposal. Abstentions and broker non-votes therefore will have the same effect as a vote against a proposal.

If you participate in the ITT Industries Investment and Savings Plan for Salaried Employees, or a savings plan for hourly employees of one of the businesses of ITT Industries, the trustee for the plan will provide you with a proxy representing the shares you are entitled to vote under the plan.

The By-laws of ITT Industries establish a policy of confidential proxy voting and provide that the inspectors of election will monitor and certify that confidentiality has been maintained.

I. ELECTION OF DIRECTORS

At the 1996 Annual Meeting, seven Directors are to be elected to hold office until the 1997 Annual Meeting and until their successors have been elected and qualified. All of the seven nominees are currently serving as Directors, and the Board of Directors has no reason to believe that any of the nominees will be disqualified or unable or unwilling to serve if elected. If any nominee is unable to serve for any reason, the proxies may exercise their discretion to vote for such other person as the current Directors may recommend to fill the vacancy, or the Directors may reduce the size of the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE FOLLOWING SEVEN NOMINEES AS DIRECTORS OF ITT INDUSTRIES. Unless a contrary specification is made, the shares represented by properly signed and returned proxy cards will be voted for the election of the seven nominees.

                          TRAVIS ENGEN
                          Chairman, President and Chief Executive of ITT Industries, Inc.

Mr. Engen, 51, has been chairman, president and chief executive of ITT Industries since the Distribution. He previously had been an executive vice president of ITT since January 1991 and senior vice president of ITT and chief executive officer of ITT Defense, Inc. from 1987 until January 1991. Mr. Engen is a director of Lyondell Petrochemical Company and of Alcan Aluminium Limited. He is a member of the Manufacturers Alliance Board of Trustees. Mr. Engen has a BS degree in Aeronautics and Astronautics from the Massachusetts Institute of Technology.

Mr. Engen has been a director of ITT Industries since December 1995. He is chairman of the Capital Committee.

                          RAND V. ARASKOG
                          Chairman and Chief Executive of ITT Corporation,
                          a hotel, gaming, entertainment and information services company

Mr. Araskog, 64, had been chief executive of ITT since 1979 and chairman since 1980. Since the Distribution, he has been Chairman and Chief Executive of ITT Corporation. He is a director of ITT Corporation; ITT Hartford; and ITT Educational Services, Inc. He also is a director of Alcatel Alsthom of France; Dow Jones & Company, Inc.; Dayton-Hudson Corporation; Rayonier Inc.; and Shell Oil Company. Mr. Araskog is a member of The Business Council, The Business Roundtable, and the Trilateral Commission. He also is a trustee of the New York Zoological Society and of the Salk Institute. Mr. Araskog is a graduate of the U.S. Military Academy at West Point and attended the Harvard Graduate School of Arts and Sciences.

Mr. Araskog has been a director of ITT Industries or its predecessor since 1977. He is a member of the Capital Committee.

                          ROBERT A. BURNETT
                          Retired Chairman and Chief Executive Officer of Meredith Corporation,
                          a diversified media company

Mr. Burnett, 67, served as chairman of Meredith Corporation from 1988 until his retirement in 1992. He served as president and chief executive officer from 1977 and relinquished the latter office in 1989. He is a director of ITT Corporation; ITT Hartford; Meredith Corporation; Whirlpool Corporation; and Mid American Energy. He is a member of the Board of Trustees of Grinnell College, Grinnell, Iowa. He also is a director of the Greater Des Moines Committee and the Des Moines Art Center. Mr. Burnett has a BA degree in economics from the University of Missouri.

Mr. Burnett has been a director of ITT Industries or its predecessor since 1985. He is a member of the Audit, Capital, Corporate Responsibility and Nominating Committees. He also is the chairman of the Compensation and Personnel Committee.

                          CURTIS J. CRAWFORD
                          President, Microelectronics, a business unit of Lucent Technologies, Inc., a producer of components for personal computers, cellular devices, workstations and communications products

Mr. Crawford, 48, has been president of Microelectronics since 1993. From 1991 to 1993, he was vice president and co-chief executive officer of Microelectronics, formerly a division of AT&T. From 1988 to 1991, Mr. Crawford was vice president of sales, service and support at AT&T Computer Systems. From 1973 to 1988, he held various positions at International Business Machines. He was vice president of marketing for the National Distribution Division of IBM from 1986 to 1988. He is a director of Lyondell Petrochemical Company and of i-Stat Corporation. He also is a director of the Semiconductor Industry Association. He has an MA degree from Governors State University and an MBA from DePaul University.

Mr. Crawford has been a director of ITT Industries since February 1996. He is a member of the Capital, Compensation and Personnel, and Corporate Responsibility Committees.

                          MICHEL DAVID-WEILL
                          Chairman of Lazard Freres & Co. LLC,
                          investment bankers

Mr. David-Weill, 63, has been Chairman of Lazard Freres & Co. LLC since May 1, 1995 when Lazard Freres & Co., of which he had been Senior Partner since 1977, was restructured and its name changed. He became a partner in Lazard Freres & Co., New York, in 1961, where he served until 1965. In 1965 he became a partner of Lazard Freres & Cie., Paris, and a director of Lazard Brothers & Co. Limited, London. Mr. David-Weill is a director of a number of corporations, including Groupe Danone and Publicis S.A. in France; Fiat S.p.A. in Italy; Pearson plc in England; The Dannon Company, Inc.; the New York Stock Exchange, Inc. in the United States; as well as other companies of which Lazard Freres & Cie., Paris, or one of its affiliates, is the principal shareholder. He graduated from the Institut des Sciences Politiques, Paris, France.

Mr. David-Weill has been a director of ITT Industries or its predecessor since 1981. He is a member of the Capital Committee.

                          S. PARKER GILBERT
                          Chairman, Morgan Stanley Advisory Board, international consultants

Mr. Gilbert, 62, retired in 1990 from Morgan Stanley Group Inc., where he served as chairman from 1984. He joined Morgan Stanley in 1960, was elected a partner in 1969, a managing director in 1970, and president in 1983. Mr. Gilbert is a director of Morgan Stanley Group Inc.; Burlington Resources Inc.; and Taubman Centers, Inc. He is president, Board of Trustees, the Pierpont Morgan Library; member, Board of Trustees, the Metropolitan Museum of Art; the Alfred P. Sloan Foundation; and the John Simon Guggenheim Memorial Foundation; and director, Josiah H. Macy Foundation. Mr. Gilbert is a graduate of Yale University.

Mr. Gilbert has been a director of ITT Industries or its predecessor since 1991. He is a member of the Capital, Corporate Responsibility, and Nominating Committees. He is chairman of the Audit Committee.

                          EDWARD C. MEYER
                          Chairman of GRC International,
                          a professional and technical services provider

General Meyer, 67, retired in 1983 as chief of staff of the United States Army. He is a director of ITT Corporation; FMC Corporation and its joint venture company in Turkey, Savunma Sanayii A.S.; the United Defense Group; the Brown Group; Aegon U.S.A.; and GRC International. He is a managing partner of Cilluffo Associates Limited Partnership, which owns approximately 20% of GRC International. He is chairman of Mitretek; a trustee of the George C. Marshall Foundation; and a board member of the Smith Richardson Foundation. He is president of the Army Emergency Relief Association; a member of the Board of Overseers of the Hoover Institution; and the Board of Advisors of the Center for Strategic and International Studies. General Meyer received a BS degree in engineering from the U.S. Military Academy at West Point and an MS degree in international affairs from George Washington University.

General Meyer has been a director of ITT Industries or its predecessor since 1986. He is a member of the Audit, Capital and, Compensation and Personnel Committees. He is chairman of the Corporate Responsibility and Nominating Committees.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE SEVEN NOMINEES AS DIRECTORS OF ITT INDUSTRIES.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND BOARD COMMITTEES

There are five Standing Committees of the ITT Industries Board of Directors: the Audit Committee, the Capital Committee, the Compensation and Personnel Committee, the Corporate Responsibility Committee, and the Nominating Committee. Only non-employee Directors may be members of the Audit, Compensation and Personnel, and Nominating Committees.

AUDIT COMMITTEE. The Audit Committee recommends the selection of independent auditors, confirms the scope of audits to be performed by such auditors, reviews audit results and the fees paid to the independent auditors. The Audit Committee reviews internal accounting and control procedures and policies. The Audit Committee also reviews and recommends approval of the Company's audited financial statements and its annual reports to shareholders. Expense accounts of senior executives and officers are reviewed by the Audit Committee.

CAPITAL COMMITTEE. The Capital Committee is responsible for maximizing the effective use of the assets of ITT Industries and its subsidiaries and, to that end, reviews capital expenditures and appropriations. The Committee also reviews and approves acquisitions and dispositions.

COMPENSATION AND PERSONNEL COMMITTEE. The Compensation and Personnel Committee oversees the compensation and benefits of employees, evaluates management performance, and establishes executive compensation. In connection with such responsibilities, the Committee has access to independent compensation counsel.

CORPORATE RESPONSIBILITY COMMITTEE. The Corporate Responsibility Committee reviews and makes recommendations concerning ITT Industries' responsibilities as a leading member of the corporate community. It reviews and considers major claims and litigation involving ITT Industries and its subsidiaries. The Committee reviews legal, regulatory, and governmental policies as they may affect ITT Industries and its businesses. The Committee also reviews and approves management policies and programs for effecting compliance with laws and regulations, including environmental laws and regulations.

NOMINATING COMMITTEE. The Nominating Committee makes recommendations concerning the organization, size, and composition of the Board of Directors and its Committees, proposes nominees for election to the Board of Directors, and makes recommendations concerning the qualifications, compensation, and retirement age of directors.

The Nominating Committee will consider proposals for director nominations from shareholders. Such proposals must be submitted in writing to the Secretary of ITT Industries and must comply with the provisions of the Company's By-laws which establish the requirements for such nominations. A copy of the requirements may be obtained from the Secretary.

During 1995, there were 54 Board and Committee meetings of ITT. Directors of ITT who are now Directors of ITT Industries attended more than 75% of the aggregate of all meetings of ITT's Board of Directors and its Board Committees on which such Directors served, except Mr. David-Weill, who attended 67% of such meetings.

COMPENSATION OF DIRECTORS

Pursuant to the 1996 Restricted Stock Plan for Non-Employee Directors, which was approved by shareholders in September 1995, Directors who are not also employees of ITT Industries are granted restricted stock in lieu of an annual cash retainer. The number of shares of restricted stock that each non-employee Director receives is determined by dividing the "fair market value" of a share of ITT Industries Common Stock into the amount of the current annual retainer, now $30,000. Fractional shares are paid in cash. "Fair market value" is defined as the average of the high and low sales price per share of ITT Industries Common Stock on the date of the grant as reported on the New York Stock Exchange Composite Tape. A total of 100,000 shares have been reserved for issuance under the Plan.

Restricted shares granted to the Directors are held in escrow until the restrictions lapse upon the earliest of (i) the fifth anniversary of the grant date; (ii) the retirement of a Director at age 72; (iii) a "change of control" as defined in the Plan; (iv) death; (v) the onset of disability ; or (vi) termination of services under certain cases of ill health, relocation, government service or circumstances of conflicts of interest and other legal concerns as determined by outside legal counsel. Directors may vote and receive dividends on their restricted shares unless the shares are forfeited under the Plan.

Non-employee Directors also receive attendance fees of $1,000 for each Board meeting attended and $750 for each Committee meeting. Such fees are paid in cash.

Non-employee Directors may participate in a group life insurance plan which provides $100,000 of non-contributory group life insurance to participants during their service on the Board. Non-employee Directors also are covered under a non-contributory group accidental death and dismemberment program which provides $750,000 of coverage during the Director's Board service. Directors also may purchase additional benefits.

Mr. Engen, an employee of ITT Industries, is not compensated for his service as a Director.

CERTAIN TRANSACTIONS

Lazard Freres & Co. LLC, of which Mr. David-Weill is Chairman, performed various investment banking services for ITT and its subsidiaries in 1995 and advised the Board of Directors of ITT in connection with the Distribution and received compensation for providing such advice. It is anticipated that Lazard Freres & Co. LLC will perform investment banking services for ITT Industries and its subsidiaries during 1996 and thereafter. In 1988, the ITT Master Retirement Trust, Hartford Accident and Indemnity Company, and Hartford Life Insurance Company (the "ITT Investment Vehicles") committed to invest an aggregate of $35 million in, and became limited partners of, Corporate Partners, L.P., a fund organized by Lazard Freres & Co. With certain exceptions, such commitment expired in 1994. Under the terms of the limited partnership agreement, the ITT Investment Vehicles have agreed to pay Corporate Advisors, L.P., the general partner of Corporate Partners, L.P., certain amounts in connection with their investment. During 1995, the ITT Investment Vehicles paid Corporate Advisors, L.P. fees aggregating $14,415.

A By-law of ITT Industries provides for mandatory indemnification of ITT Industries directors and officers (including payment of legal fees) to the fullest extent permitted by applicable law. The By-law also provides that ITT Industries may maintain insurance to indemnify its directors and officers against liabilities whether or not ITT Industries would be permitted to indemnify them. This type of insurance, as well as policies under which ITT Industries may be reimbursed for amounts paid in indemnification of its directors and officers, are in force. The premiums thereon, which aggregate $1,291,950 for a nineteen-month period, are paid by ITT Industries. As authorized by such By-law, ITT Industries has entered into indemnification agreements with its directors pursuant to which ITT Industries agrees to indemnify them against all expenses, liabilities or losses incurred by the directors in their capacity as such: (i) to the fullest extent permitted by applicable law; (ii) as provided in the By-laws of ITT Industries as in effect on the date of such agreement; and (iii) in the event ITT Industries does not maintain the aforementioned insurance or comparable coverage, to the full extent provided in the applicable policies as in effect on the date of such agreement (ITT Industries' obligations described in (ii) and (iii) being subject to certain exceptions). Contractual rights under such indemnification agreements are believed to provide the directors more protection than the indemnification By-law which is subject to change.

EXECUTIVE COMPENSATION

REPORT OF THE ITT INDUSTRIES COMPENSATION AND PERSONNEL COMMITTEE

This report discusses executive compensation policies established by the Compensation and Personnel Committee of the Board of Directors of ITT prior to the Distribution (the "ITT Committee"). Additionally, this report discusses the application of these policies to ITT Industries' executive officers in general and the rationale for the specific decisions affecting the compensation as reported for 1995 of Travis Engen, Executive Vice President of ITT prior to the Distribution and now Chairman, President and Chief Executive of ITT Industries. This report also discusses the specific elements of compensation for Mr. Engen and each of the other four most highly paid executive officers of ITT Industries as of the end of 1995. Such executive compensation policies were based on the competitive practices of ITT and on the performance measures and guidelines of the compensation programs that were in place at ITT prior to the Distribution. It is anticipated that such policies will continue to be in effect at ITT Industries through 1996 while an assessment is being conducted by the ITT Industries Compensation and Personnel Committee (the "ITT Industries Committee") as to what compensation policies will be implemented at ITT Industries thereafter.

Immediately following this report is a performance graph which compares the cumulative total return of ITT Industries Common Stock to the cumulative total returns of the S&P 500 Index, and a composite index of corporations in the same businesses as ITT Industries (the "Composite Index") (assuming the investment of $100 in (a) ITT Industries Common Stock, (b) the S&P 500 Index, and (c) the Composite Index for the period December 15, 1995 through February 29, 1996).

The amounts of all compensation awarded to, earned by, or paid to Travis Engen, the chief executive, and the other four most highly compensated executive officers who were serving as executive officers of ITT Industries at the end of 1995 are set forth on the Summary Compensation Table presented herein. Also set forth is certain information with respect to Rand V. Araskog, the Chairman and Chief Executive of ITT prior to the Distribution, and Robert A. Bowman and Daniel P. Weadock who had been executive officers of ITT prior to the Distribution. Messrs. Araskog, Bowman and Weadock resigned as executive officers of ITT on the date of the Distribution.

ITT Industries is a global, diversified manufacturing company with approximately 59,000 employees located in 40 countries and assets in excess of $5.8 billion, which must attract, motivate and retain skilled management. It is anticipated that in establishing compensation policies and programs for 1997 and thereafter the ITT Industries Committee will consider compensation provided to executives of corporations similar to ITT Industries in terms of assets, sales and revenues, and earnings. These corporations will consist primarily of 15 leading competitor companies with sales exceeding $8 billion. ITT Industries' ongoing executive compensation program will be designed to attract, reward, and retain capable and motivated executives and to provide incentives which vary depending upon the attainment of short-term operating performance objectives and strategic long-term performance goals. It is anticipated that the major objective of the long-term incentive program, which has been substantially in the form of stock options in recent years, will continue to provide ITT Industries executives with incentives directly linked to appreciation in shareholder value.

THE ITT INDUSTRIES COMMITTEE'S ROLE. The ITT Industries Committee's role is to oversee the administration of the Company's executive compensation program. It reviews all proposed new or amended employee benefit plans and will approve individual compensation actions for all corporate officers and senior executives. The ITT Industries Committee is currently composed of the three non-employee directors named below, none of whom is eligible to participate in any of the plans which make up ITT Industries' executive compensation program. It is the policy of the ITT Industries Board of Directors to periodically rotate the members and the post of chairman of the ITT Industries Committee to assure that fresh points of view are part of its deliberations.

The ITT Industries Committee has the authority to select and retain outside compensation consultants from nationally recognized independent compensation and benefits consulting firms for expert advice on any aspect of ITT Industries' current or proposed executive compensation program and may request written reports or hold private meetings with such consultants in order to receive independent opinions on compensation proposals. It may also meet in executive sessions which would not be attended by any ITT Industries executives or managers and has the authority to retain outside legal counsel to provide guidance on executive compensation matters.

THE COMPENSATION PROGRAM. The present compensation program for ITT Industries executives consists of base salary, annual incentive bonus, long-term incentives, and employee benefits, each of which is discussed below.

BASE SALARY. Salaries are set and administered to reflect the value of the job in the marketplace and individual contribution and performance. Based on a recent ITT Industries compensation survey, ITT Industries' senior executive salaries are approximately at the 55th percentile of competitive practice. Salaries provide a necessary element of stability in the total pay program and are not generally subject to significant variability. Salary increases are based primarily on merit. During 1995, ITT Industries' executive salaries, having been established by ITT, were evaluated in relation to a competitive annualized merit increase guideline of 4% for expected levels of individual performance. Actual increases vary from the guideline depending primarily on individual performance. The normal interval between salary reviews for all executives during 1996 will be twelve months.

The ITT Industries Committee authorized a salary increase for Mr. Engen of $100,000 effective March 1, 1996 bringing his annual salary to $800,000. This increase, which followed a sixteen-month interval, was based on the ITT Industries Committee's review of Mr. Engen's performance and his position as Chief Executive of ITT Industries following the Distribution. The ITT Industries Committee will continue to review and assess Mr. Engen's performance, as well as that of all senior executives, and will authorize such salary actions as are appropriate, commensurate with relevant competitive data and the approved ITT Industries salary administration program. As of March 1, 1996, the annual salaries of the other named executive officers of ITT Industries were as follows: Mr. Leuliette, $500,000; Mr. Giuliano, $400,000; and Mr. Smith, $255,000. Effective March 1, 1996, Mr. Nilsson retired after more than forty years of service.

ANNUAL INCENTIVE BONUS PLANS. For 1995, Mr. Engen participated in the ITT Annual Performance-Based Incentive Plan for Executive Officers which was approved by ITT shareholders in 1994 and amended in 1995. Amounts paid under that plan were based on the corporate performance of ITT during 1995 as compared to the annual performance goals established and approved by the ITT Committee at the beginning of the 1995 performance year. For 1995, performance measurements were earnings per share compared to budget, earnings per share compared to the prior year, and return on equity compared to budget. These measures were weighted 40%, 40%, and 20%, respectively. The weighted average performance factor under the formula was calculated at 105.52%. Under a leveraged performance/payout schedule, the performance factor generated a standard bonus adjustment factor of 116.54%. The bonus amount for Mr. Engen calculated under this formula was $611,800 as reflected in the Summary Compensation Table following this report.

Bonus awards approved for Messrs. Leuliette, Giuliano, Nilsson, and Smith for 1995 performance were in accordance with the bonus programs applicable to their respective companies. The bonus plans for ITT Automotive (Mr. Leuliette) and ITT Defense & Electronics (Mr. Giuliano) measured actual net income, return on total capital ("ROTC"), and operating funds flow ("OFF") compared to the approved budgeted amounts for 1995 for each performance measure. Net income, ROTC, and OFF performance were weighted 60%, 25%, and 15%, respectively. For ITT Fluid Technology (Mr. Nilsson), the formula measured operating income compared to budget, operating income compared to the prior year, controllable assets as a percent of sales compared to the prior year, and sales compared to budget. For ITT Fluid Technology, these measures were weighted 30%, 30%, 30%, and 10%, respectively. ITT Sheraton's (Mr. Smith) bonus plan measured operating income compared to budget and compared to the prior year, and these measures were weighted 50% each. With respect to the operating company plans, the maximum bonus pool was 150% of the aggregated standard bonus pool. Individual bonus amounts within the authorized pool were determined on a discretionary basis taking into account specific personal contributions during the year. The approved performance factors for ITT Automotive, ITT Defense & Electronics, ITT Fluid Technology, and ITT Sheraton were 91.5%, 143.1%, 110.0%, and 138.1%, respectively. 1995 bonus awards for all executive officers of ITT Industries were approved by the ITT Committee at its October 10, 1995 meeting.

For performance year 1996, ITT Industries will continue the Annual Performance-Based Incentive Plan for Executive Officers in substantially the same form as in effect for 1995. It is contemplated that senior executives will participate in that Plan and will be subject to the same performance measures and weightings as contained in the 1995 plan.

STOCK OPTION AWARDS. Stock option awards provide long-term incentives which are directly related to the performance of ITT Industries Common Stock. Options generally have 10-year terms and closely align the executive's interests with those of other shareholders. As a result of the Distribution, pursuant to the provisions of the plans, ITT stock options outstanding on December 19, 1995 were adjusted in the case of employees continuing with ITT Industries. Employees of ITT Hartford and ITT Corporation whose options were surrendered and canceled were granted substitute stock options in their respective companies. In all cases, the adjusted or substitute numbers of options and their exercise prices were designed to preserve the economic value of the ITT options prior to the Distribution. The original vesting and expiration dates and other terms of the related ITT options remain in effect for the adjusted or substitute stock options. Reference is made to the stock option tables on pages 17 and 18 for information relating to stock options held by the individuals named in the Summary Compensation Table.

Mr. Engen was awarded 60,000 ITT stock options on May 9, 1995 at an exercise price of $108.75 per share. As discussed above, these options were adjusted to 321,126 ITT Industries stock options having an adjusted exercise price of $20.32 per share. Such options became fully exercisable on March 5, 1996 after the closing price of ITT Industries Common Stock equaled or exceeded $25.40 for ten consecutive trading days. In total, including the May 9, 1995 option grant, as of December 19, 1995 Mr. Engen held 311,624 ITT stock options having an average exercise price of $72.57. After such adjustment, Mr. Engen held 1,667,843 ITT Industries stock options having an average exercise price of $13.56.

At its March 12, 1996 meeting, the ITT Industries Committee granted non-qualified stock options to approximately 600 executives, including Messrs. Engen, Leuliette, Giuliano and Smith. For Mr. Engen and the other named executive officers, such options were granted with an exercise price of $25.38 per share and will become exercisable upon the earlier of an appreciation in ITT Industries Common Stock price of 25% above the grant price or nine years from the date of grant.

LONG-TERM PERFORMANCE PLAN. The ITT Long-Term Performance Plan authorized performance units to be awarded to employees of ITT and its subsidiaries. Awards were to be made to eligible employees at the discretion of the ITT Committee.

The Plan was amended on October 8, 1991, with respect to awards made thereafter, to enable the ITT Committee to establish new performance objectives upon which payments, if any, would be based. The Plan was further amended on October 10, 1995 to enable the ITT Committee to increase or decrease payment values based upon events or circumstances having a material impact on the overall performance of ITT.

Payment under the Plan was authorized by the ITT Committee on October 10, 1995, with such payment being made in January, 1996. The ITT Industries executive officers named in the Cash Compensation Table received payments as follows: Mr. Engen, $1,125,000; Mr. Leuliette, $798,000; Mr. Giuliano, $1,000,000; Mr.
Nilsson, $520,000, and Mr. Smith, $75,000. The payments for Messrs. Leuliette and Nilsson were calculated based on the ROE performance of ITT Automotive and ITT Fluid Technology, respectively, over the three year performance period. Each year of the performance period carried a specific weighting: 15% for 1993, 35% for 1994, and 50% for 1995. The approved payment factors as earned under the plan for Messrs. Leuliette and Nilsson for their awards were 114% and 104%, respectively. With respect to Mr. Giuliano, the approved payment factor was based upon the ROE performance of ITT Defense during the four-year period 1992 through 1995. The performance period weightings for ITT Defense were 10% for 1992, 15% for 1993, 25% for 1994, and 50% for 1995. The approved payment factor as earned for Mr. Giuliano's award was 200%. The overall ROE performance of ITT produced an earned performance payout factor of 47.3% under the Plan, and ITT Sheraton's performance did not result in a payment factor for the performance period. The ITT Committee, in its sole discretion and based on its assessment of the overall performance of

ITT, in Mr. Engen's case, and of ITT Sheraton, in Mr. Smith's case, determined and approved payment factors of 75% and 30%, respectively.

EMPLOYEE BENEFITS. Executives also participate in ITT Industries' broad-based employee benefits program which includes a pension program, an investment and savings plan, group medical and dental coverage, group life insurance, and other benefit plans. Further details on the ITT Industries pension program are provided on pages 22 and 23.

In 1995, the ITT Board of Directors adopted the 1996 Deferred Compensation Plan. Under this plan, executives with a base salary of $200,000 or more may elect to defer receipt of all or a portion of their 1995 bonus, their Long-Term Performance Plan payment and severance pay, if applicable. ITT Industries will credit interest on the deferred compensation based on the performance of benchmark investment funds made available under the plan and selected by the executive.

Since existing compensation and benefits programs are based upon those of ITT established and in effect prior to the Distribution, the ITT Industries Committee believes that it is essential to conduct a comprehensive study at the earliest possible date to assure that such programs for 1997 and thereafter address matters relevant to the specific businesses and concerns of ITT Industries. Until such a study is completed, the ITT Industries Committee will look to existing practices as a guide in making compensation decisions. At its January 9, 1996 meeting, the ITT Industries Committee began this study and retained the services of an independent compensation and benefits consulting firm for assistance.

The ITT Industries Committee expects that the study will include consideration of the following issues:

- The composition of the appropriate group of comparable companies for purposes of assessing the competitive levels of compensation and benefits at ITT Industries.

- The appropriate relationship between pay levels in ITT Industries and the selected group of comparable companies.

- The appropriate weighting that should be given to each of the forms of compensation (salary, annual incentive, long-term incentive, stock options, etc.) in ITT Industries to best assure consistency with its business goals and strategies.

- The relationship between performance (both business and individual) and compensation.

- The measures of performance that should be used in each of the compensation plans. This encompasses the role, if any, that the ITT Industries Committee's judgment should play in determining performance and, therefore, compensation levels.

- The extent to which ITT Industries' compensation plans are in compliance with
  Section 162(m) of the Internal Revenue Code. Failure to comply with Section 162(m) means foregoing the tax deduction otherwise available to ITT Industries for compensation above $1 million. Compliance with Section 162(m) means foregoing the use of discretion in determining incentive payments.

The ITT Industries Committee anticipates that, as a result of this study, certain changes in present compensation plans may be desirable and new plans may need to be implemented. Such actions may require approval of shareholders at next year's annual meeting.

Notwithstanding the above, the ITT Industries Committee believes that the overall performance of the senior executives cannot be reduced in all cases to a fixed formula and that the prudent use of discretion in determining pay levels is in the best interest of ITT Industries and its shareholders. Under some circumstances (other than in the context of the ITT Industries Annual Performance-Based Incentive Plan for Executive Officers), the use of discretion in determining appropriate amounts of compensation may be essential. In those situations where discretion is used, compensation may not be fully deductible on ITT Industries' tax return. However, the ITT Industries Committee does not believe that such loss of deductibility will have any material impact on the financial condition of ITT Industries.

This report is furnished by the members of the ITT Industries Committee:

Robert A. Burnett, Chairman of the ITT Industries Committee
Curtis J. Crawford
Edward C. Meyer

PERFORMANCE GRAPH

The following graph compares the cumulative total return of ITT Industries Common Stock to the cumulative total return of the S&P 500 Index and a composite index composed of the Dow Jones Average of the three Industry Groups which are representative of ITT Industries' businesses (the "Composite Index") for the period beginning on December 15, 1995, when ITT Industries Common Stock began to trade on the New York Stock Exchange on a when-issued basis, through February 29, 1996, assuming the investment of $100 on December 15, 1995.

                        [Cumulative Total Return Graph]

                             15-DEC-95       29-DEC-95       31-JAN-96       29-FEB-96
--------------------------------------------------------------------------------------
ITT Industries(1)               $100            $107            $116            $117
S&P 500(R)                      $100            $100            $103            $104
Dow Jones Avg. of 3 Industry    $100            $102            $105            $107
Groups(2)


(1) The total return calculation for ITT Industries is based upon the Company's when-issued closing price of $22.50 on December 15, 1995. ITT Industries fiscal year-end is December 31.

(2) The Dow Jones Average of 3 Industry Groups represents a revenue-weighted composite of the Dow Jones Aerospace & Defense Index, the Dow Jones Automobile Parts & Equipment Index (excluding Tire and Rubber Makers) and the Dow Jones Industrial (Diversified) Index.

SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM COMPENSATION
                                                         ANNUAL COMPENSATION            -------------------------
                                                 ------------------------------------   SECURITIES    LONG-TERM
                                                                         OTHER ANNUAL   UNDERLYING    INCENTIVE      ALL OTHER
                                                                         COMPENSATION    OPTIONS        PLAN        COMPENSATION
      NAME AND PRINCIPAL POSITION         YEAR   SALARY($)   BONUS($)     ($)(1)(B)     (#)(2)(A)   PAYOUTS($)(3)    ($)(4)(C)
----------------------------------------  ----   ---------   ---------   ------------   ---------   -------------   ------------
Travis Engen............................  1995     700,000     611,800       17,104      321,126      1,125,000         51,292
  Chairman, President and Chief           1994     608,333     638,250       15,991      321,126             --         23,073
    Executive -- ITT Industries           1993     541,667     731,000       13,043      292,525             --         19,930
Timothy D. Leuliette....................  1995     474,996     251,500        5,281      198,028        798,000         35,372
  Senior Vice President -- ITT            1994     425,417     360,000       10,230      198,028             --         16,668
  Industries & President and Chief        1993     405,000     197,200      114,912      216,466             --         15,146
  Executive Officer -- ITT Automotive,
  Inc.
Louis J. Giuliano.......................  1995     368,539     296,000        6,820      198,028      1,000,000         40,455
  Senior Vice President -- ITT            1994     333,814     280,000       27,577      198,028             --         13,465
  Industries & President and Chief        1993     315,000     205,000       13,201      216,466             --         11,996
  Executive Officer -- ITT Defense &
  Electronics, Inc.
Bertil T. Nilsson.......................  1995     343,283     204,500        2,291      176,619        520,000         29,203
  Senior Vice President -- ITT            1994     327,100     190,000        9,331      176,619             --         12,806
  Industries & President and Chief        1993     315,000     152,000       16,738      193,066             --         11,996
  Executive Officer --
  ITT Fluid Technology Corporation
James P. Smith, Jr. ....................  1995     233,000     107,300      282,524       26,761         75,000         36,570
  Senior Vice President and Director of   1994     220,000     105,000        4,464       32,113             --          9,481
  Human Resources -- ITT Industries       1993     201,000      43,000           --       35,104             --          8,338
                                                    ------------------------
Rand V. Araskog ........................  1995   2,000,000   2,330,800      251,063           --      2,625,000        449,962
  Chairman, President and Chief           1994   1,625,000   2,405,000      219,457           --             --         58,656
  Executive of ITT until December 19,     1993   1,525,000   2,584,900      185,793           --             --         54,346
  1995(a)
Robert A. Bowman .......................  1995     583,333     611,800       44,942           --        900,000         37,380
  Executive Vice President and Chief      1994     456,250     471,750       25,534           --             --         13,844
  Financial Officer of ITT until          1993     416,667     540,300      368,537           --             --         11,388
  December 19, 1995(a)
Daniel P. Weadock.......................  1995     516,667     398,800      433,646           --      1,280,000         44,321
  Senior Vice President of ITT until      1994     500,000     385,000       13,408           --             --         17,500
  December 19, 1995(a)                    1993     462,689     278,000       24,468           --             --         16,194

---------------
(1) Amounts shown in this column for Messrs. Engen, Leuliette, Giuliano, Nilsson and Smith are tax reimbursement allowances which are intended to offset the inclusion in taxable income of the value of certain benefits, except that the amount shown for Mr. Smith for 1995 includes $150,659 in relocation expense and Mr. Leuliette's amount for 1993 includes a payment of $100,000 pursuant to his offer of employment with ITT Automotive.

(2) The named executive officers do not hold any stock appreciation rights in connection with the options shown. The number and exercise prices of all ITT stock options outstanding at the time of the Distribution were adjusted to preserve the economic value of the options as a result of the Distribution. This adjustment increased the number of options by a factor of 535.2105% and decreased the exercise prices of the options then outstanding by a factor of 18.6842%. At the same time, ITT stock options were adjusted to become ITT Industries stock options. The numbers of shares in this column represent the adjusted shares.

(3) All amounts shown in this column represent payments made in January 1996 with respect to the ITT Long-Term Performance Plan.

(4) All amounts shown in this column for Messrs. Engen, Leuliette, Giuliano, Nilsson and Smith are company contributions under the ITT Investment and Savings Plan for Salaried Employees and the ITT Excess Savings Plan, which are defined contribution plans, such plans having been continued by ITT Industries after the Distribution. ITT Industries makes a matching contribution in an amount equal to 50% of an employee's contribution, such matching contribution not to exceed three percent (3%) of such employee's salary. Under these plans, ITT Industries also makes a non-matching contribution equal to one-half of one percent ( 1/2 of 1%) of an employee's salary. The amounts shown for 1995 also include two allocations from the ESOP feature under the Plans: a 1995 annual excess ESOP allocation and a special excess ESOP allocation which resulted from the 1995 termination of the ESOP. These are non-recurring allocations as the ESOP has been terminated.

                            ------------------------

(a) Only cash compensation information is provided herein with respect to Messrs. Araskog, Bowman, and Weadock, who resigned from their positions with ITT effective upon the Distribution and became executive officers of ITT Corporation. Messrs. Araskog and Bowman received restricted stock awards and, along with Mr. Weadock, were granted stock options for the three years presented in the table. In connection with the Distribution, such restricted stock was surrendered in exchange for restricted stock of ITT Corporation and such stock options were surrendered for substitute stock options of ITT Corporation.

(b) Amounts shown in this column for Messrs. Araskog, Bowman and Weadock are tax reimbursement allowances which are intended to offset the inclusion in taxable income of the value of certain benefits, except that: (i) the amounts shown for Mr. Araskog also include $92,224, $128,873, and $99,929 in 1995, 1994, and 1993, respectively, for personal benefits including tax and financial counseling and transportation services, and (ii) the amount shown for Mr. Bowman in 1993 also includes $205,373 in relocation allowance, and
    (iii) the amount shown for Mr. Weadock in 1995 also includes $426,597 in relocation allowance.

(c) All amounts shown in this column for Messrs. Araskog, Bowman and Weadock are company contributions under the ITT Investment and Savings Plan for Salaried Employees and the ITT Excess Savings Plans, which plans have been continued by ITT Corporation after the Distribution under substantially the same terms. The amounts shown also include the excess and special ESOP allocations which resulted from the termination by ITT of the ESOP. In the case of Mr. Araskog, the amount also includes $354,156 paid by ITT for premiums on a split dollar life insurance policy maintained jointly for Mr. and Mrs. Araskog.

OPTION GRANTS TO ITT INDUSTRIES EXECUTIVE OFFICERS IN LAST FISCAL YEAR

The following table provides information on fiscal year 1995 grants of options, as adjusted, to the named ITT Industries executive officers. In connection with the Distribution, Mr. Engen, Mr. Leuliette, Mr. Giuliano, Mr. Nilsson, and Mr. Smith each received adjusted ITT Industries stock options for ITT stock options which were outstanding on December 19, 1995, which adjustment was intended to preserve the economic value of the options outstanding at the time of Distribution. The number of outstanding ITT stock options was adjusted by a factor of 535.2105% and the exercise prices were adjusted by a factor of 18.6842%. The adjusted ITT Industries stock options carry the same terms and conditions as the original ITT stock options. The options for Messrs. Engen, Leuliette, Giuliano and Nilsson became fully exercisable on March 5, 1996 after the closing price of ITT Industries Common Stock equaled or exceeded $25.40 for ten consecutive trading days. Mr. Smith's options become exercisable in one-third cumulative annual installments after the first, second, and third anniversaries of the date of grant.

                                            INDIVIDUAL GRANTS                    POTENTIAL REALIZABLE VALUE
                           ---------------------------------------------------
                            NUMBER OF      % OF TOTAL                            AT ASSUMED RATES OF STOCK
                            SECURITIES      OPTIONS                                PRICE APPRECIATION FOR
                            UNDERLYING     GRANTED TO                                  OPTION TERM(4)
                             OPTIONS      EMPLOYEES IN   EXERCISE   EXPIRATION   --------------------------
          NAME             GRANTED#(1)      1995(2)      PRICE(3)      DATE          5%             10%
-------------------------  ------------   ------------   --------   ----------   ----------     -----------
Travis Engen.............     321,126         2.8%        $20.32     5/11/2005   $4,103,990     $10,398,060
Timothy D. Leuliette.....     198,028         1.7%         20.32     5/11/2005    2,530,798       6,412,147
Louis J. Giuliano........     198,028         1.7%         20.32     5/11/2005    2,530,798       6,412,147
Bertil T. Nilsson........     176,619         1.5%         20.32     5/11/2005    2,257,191       5,718,923
James P. Smith, Jr. .....      26,761         0.2%         20.32     5/11/2005      342,006         866,521

---------------
(1) The numbers in the column represent options to purchase ITT Industries Common Stock as adjusted following the Distribution.

(2) Percentages indicated are based on 1995 options granted by ITT. During 1995, the total number of options granted were 2,148,100 (pre-adjustment) to 795 employees. The ITT options granted (pre-adjustment) were: Mr. Engen, 60,000 shares; Mr. Leuliette, 37,000 shares, Mr. Giuliano, 37,000 shares; Mr. Nilsson, 33,000 shares; and Mr. Smith, 5,000 shares, all of which were granted at $108.75 per share (pre-adjustment).

(3) The exercise price per share represents the adjusted exercise price following the Distribution. The ITT options were granted at $108.75 per share, 100% of the fair market value of a share of common stock of ITT on the date of the award.

(4) At the end of the term of the options granted on May 9, 1995, the projected price of a share of ITT Industries Common Stock would be $33.10 and $52.70 at assumed appreciation rates of 5% and 10%, respectively.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table provides information on option exercises in 1995 by the named executive officers of ITT Industries and the value of each such executive officer's unexercised options to acquire ITT Industries Common Stock at December 29, 1995. The closing price of ITT Industries Common Stock on December 29, 1995 was $24.00 per share.

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED,
                                                                OPTIONS AT             IN-THE-MONEY OPTIONS HELD
                              SHARES                        FISCAL YEAR-END(1)         AT FISCAL YEAR-END($)(2)
                           ACQUIRED ON       VALUE      ---------------------------   ---------------------------
          NAME             EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------  ------------   -----------   -----------   -------------   -----------   -------------
Travis Engen.............      4,919         335,574      1,346,717      321,126      $16,234,990    $ 1,181,744
Timothy D. Leuliette.....     15,486       1,172,457        414,494      198,028        3,437,951        728,743
Louis J. Giuliano........     10,505         536,700        508,434      198,028        4,863,603        728,743
Bertil T. Nilsson........     17,308       1,242,660        369,685      176,619        3,066,290        649,958
James P. Smith, Jr. .....      3,202         244,429         36,857       59,872          324,754        373,282

---------------
(1) The shares and exercise price of all options outstanding at the time of the Distribution were adjusted to preserve the economic value of the options as a result of the Distribution. This adjustment increased the number of options by a factor of 535.2105% and decreased the exercise prices of the options then outstanding by a factor of 18.6842%.

(2) Based on the New York Stock Exchange consolidated trading closing price of ITT Industries Common Stock on December 29, 1995 of $24.00 per share.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of January 31, 1996, the beneficial ownership of ITT Industries Common Stock by each Director and Nominee and by each of the Executive Officers of ITT Industries named in the Summary Compensation Table, and by the Directors and Executive Officers of Industries as a group(18):

                                                            AMOUNT AND NATURE OF
                                                                 BENEFICIAL
                 NAME OF BENEFICIAL OWNER                       OWNERSHIP(1)       PERCENT OF CLASS(2)
----------------------------------------------------------  --------------------   -------------------
Rand V. Araskog...........................................           425,631                 --
Robert A. Burnett.........................................             1,701                 --
Curtis J. Crawford(3).....................................               319                 --
Michel David-Weill........................................             1,531                 --
Travis Engen..............................................         1,683,882                1.4
S. Parker Gilbert.........................................             5,531                 --
Edward C. Meyer...........................................             3,031                 --
Louis J. Giuliano.........................................           710,869                 --
Timothy D. Leuliette......................................           613,701                 --
Bertil T. Nilsson.........................................           549,192                 --
James P. Smith............................................            41,486                 --
All Directors and Executive Officers as a Group (18)......         4,183,717                3.6

---------------
(1) All shares are owned directly except as hereinafter otherwise indicated. Pursuant to regulations of the Securities and Exchange Commission, shares
    (i) receivable by directors and executive officers upon exercise of employee stock options exercisable within 60 days after January 31, 1996, (ii) allocated to the accounts of certain directors and executive officers under the ITT Industries Investment and Savings Plan for Salaried Employees at January 31, 1996, and (iii) acquired by directors and executive officers under the ITT Industries Dividend Reinvestment and Common Stock Purchase Plan through January 31, 1996, are deemed to be beneficially owned by such directors and executive officers at said date. Of the number of shares shown above, (i) the following represent shares that may be acquired upon exercise of employee stock options for the accounts of: Mr. Engen, 1,667,843 shares; Mr. Giuliano, 706,462 shares; Mr. Leuliette, 612,522 shares; Mr. Nilsson, 546,304 shares; Mr. Smith, 36,857 shares; and all directors and executive officers as a group, 3,695,611 shares; (ii) the following amounts were allocated under the ITT Industries Investment and Savings Plan for Salaried Employees to the accounts of: Mr. Engen, 1,360 shares; Mr. Giuliano, 1,007 shares; Mr. Leuliette, 1,179 shares; Mr. Nilsson, 521 shares; Mr. Smith, 1,684 shares; and all directors and executive officers as a group, 19,855 shares; and (iii) the following amounts were acquired under the ITT Industries Dividend Reinvestment and Common Stock Purchase Plan for the accounts of: Mr. Burnett, 170 shares; and all directors and executive officers as a group, 2,752 shares.

(2) Share ownership does not exceed one percent of the class so owned, except as noted.

(3) Mr. Crawford acquired 319 shares in February, 1996.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

The following table lists all holders known by Industries to own beneficially more than five percent of ITT Industries' outstanding Common Stock:

                       NAME AND ADDRESS                          AMOUNT AND NATURE OF     PERCENT OF
                      OF BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP       CLASS
---------------------------------------------------------------  --------------------     ----------
Bankers Trust Company(1).......................................        7,457,032              6.4
  280 Park Avenue
  New York, New York 10017
The Equitable Companies Incorporated(2)........................        6,331,270              5.4
  787 Seventh Avenue
  New York, New York

---------------
(1) As reported on a Schedule 13G for the year ended December 31, 1995 filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, Bankers Trust Company was the record owner of an additional 3,874,158 shares as Trustee of the ITT Industries Investment and Savings Plan for Salaried Employees with respect to which it disclaims beneficial ownership.

(2) As reported on a Schedule 13G dated as of January 31, 1996 filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 jointly by five French mutual insurance companies, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle and Uni Europe Assurance Mutuelle, as a group; AXA; The Equitable Companies and their subsidiaries as a group under the Securities Exchange Act of 1934, the group has sole voting power with respect to 5,615,840 shares, shared voting power with respect to 195,390 shares, sole dispositive power with respect to 6,326,035 shares, and shared dispositive power with respect to 6,235 shares.

EMPLOYMENT AND BENEFIT PROGRAMS

EMPLOYMENT AGREEMENT. ITT Industries has an employment agreement with Mr. Engen (the "Employment Agreement") which provides for, among other things: a base salary in an amount not less than $700,000 per annum, participation in ITT Industries benefits plans and possible awards under ITT Industries executive incentive bonus program; the continuation of Mr. Engen's employment as chairman and chief executive of ITT Industries through December 31, 1999; and certain payments and benefits in the event of termination without cause, such that Mr. Engen would receive in equal monthly installments, salary and a decreasing percentage of the average bonus he received with respect to the three calendar years immediately preceding such event. Payments would continue until the earlier of the termination of the Employment Agreement or certain events of disqualifying conduct. At ITT Industries' discretion, Mr. Engen could be paid the balance remaining of such aggregate amount in a lump sum payment if Mr. Engen accepts other full-time employment. As long as Mr. Engen continues to be paid a salary as described above, he would be eligible to participate in certain ITT Industries benefit plans and to exercise outstanding stock options. In lieu of the payments and benefits referred to above, if Mr. Engen were entitled to receive a termination allowance under any ITT Industries severance plan or termination allowance plan which exceeds the amount of base salary remaining under the Employment Agreement, Mr. Engen would receive such termination allowance amount.

SEVERANCE PAY PLAN. The ITT Industries Senior Executive Severance Pay Plan applies to senior executives who are U.S. citizens or who are employed in the United States. Under the plan, if a participant's employment is terminated by ITT Industries, other than for cause or as a result of other occurrences specified in the plan, the participant is entitled to severance pay in an amount up to 24 months of base salary depending upon his or her length of service. In no event shall such severance pay exceed the amount of base salary for the number of months remaining between the termination of employment and the participant's normal retirement date or two times the participant's total annual compensation during the year immediately preceding such termination. The plan includes offset provisions for other compensation from ITT Industries and requirements on the part of executives with respect to non-competition and compliance with the ITT Industries Code of Corporate Conduct. Under the plan, severance payments would ordinarily be made monthly over the scheduled term of such payments; however, ITT Industries has the option to make such payments in the form of a single lump sum payment discounted to present value. Messrs. Giuliano, Leuliette, and Smith participate in this plan.

CHANGE OF CONTROL ARRANGEMENTS. Acceleration of the exercisability of payment or vesting of awards or benefits is provided for under the ITT Industries Stock Option Incentive Plan (1977), the ITT Industries 1986 Incentive Stock Plan, the 1994 ITT Industries Incentive Stock Plan and the retirement excess benefit plan upon the occurrence of a change in corporate control, which is generally defined as the occurrence of any of the following events: (i) a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") disclosing that any person (within the meaning of Section 13(d) of the Exchange Act), other than ITT Industries or a subsidiary of ITT Industries or any employee benefit plan sponsored by ITT Industries or a subsidiary of ITT Industries, is the beneficial owner directly or indirectly of 20% or more of the outstanding ITT Industries Common Stock; (ii) any person (within the meaning of Section 13(d) of the Exchange Act), other than ITT Industries or a subsidiary of ITT Industries or any employee benefit plan sponsored by ITT Industries or a subsidiary of ITT Industries, shall purchase shares pursuant to a tender offer or exchange offer to acquire any ITT Industries Common Stock (or securities convertible into such Common Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) directly or indirectly of 15% or more of the outstanding ITT Industries Common Stock (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire Common Stock); (iii) the shareholders of ITT Industries shall approve (A) any consolidation or merger of ITT Industries in which ITT Industries is not the continuing or surviving corporation or pursuant to which shares of ITT Industries Common Stock would be converted into cash, securities or other property, other than a merger of ITT Industries in which holders of ITT Industries Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of ITT Industries; or (iv) there shall have been a change in a majority of the members of the Board of Directors of ITT Industries within a 12-month period unless the election or nomination for election by ITT Industries shareholders of each new director during such 12-month period was approved by the vote of two-thirds of the directors then still in office who were directors at the beginning of such 12-month period.

ITT INDUSTRIES SALARIED RETIREMENT PLAN. Most of the U.S. Salaried employees of ITT Industries participate in the ITT Industries Salaried Retirement Plan. The Plan has been amended with respect to persons employed as of the date of the Distribution to recognize service prior to the Distribution with former units of ITT for eligibility, vesting and benefit accrual purposes and to provide for an offset of any benefits payable from any other retirement plan of such units covering the same period of service, and to recognize service with ITT Corporation and ITT Hartford after the Distribution for eligibility and vesting purposes.

A participant's annual pension will equal two percent of the participant's average final compensation for each of the first 25 years of benefit service, plus one and one-half percent of a participant's average final compensation for each of the next 15 years of benefit service, reduced by one and one-quarter percent of the participant's primary Social Security benefit for each year of benefit service to a maximum of 40 years; provided that no more than one-half of the participant's primary Social Security benefit is used for such reduction. A participant's average final compensation (including salary plus approved bonus payments) is defined under the Plan as the total of (i) a participant's average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service affording the highest such average plus
(ii) a participant's average annual compensation not including base salary for the five calendar years of the participant's last 120 consecutive calendar months of eligibility service affording the highest such average. The Plan also provides for undiscounted early retirement pensions for participants who retire at or after age 60 following completion of 15 years of eligibility service. A participant will be vested in benefits accrued under the Plan upon completion of five years of eligibility service.

Applicable Federal legislation limits the amount of benefits that can be paid and compensation which may be recognized under a tax-qualified retirement plan. ITT Industries will continue a non-qualified unfunded retirement plan (the "ITT Industries Excess Pension Plan") for payment of those benefits at retirement that cannot be paid from the ITT Industries Salaried Retirement Plan. The practical effect of the ITT Industries Excess Pension Plan is to continue calculation of retirement benefits to all employees on a uniform basis. Benefits under the ITT Industries Excess Pension Plan are generally paid directly by ITT Industries. ITT Industries also has adopted an excess plan trust under which excess benefits accrued under the ITT Industries Excess Pension Plan for certain officers of ITT Industries will be funded. Any such employee may indicate a preference, subject to certain conditions, to receive any excess benefit in the form of a single discounted lump sum payment. Any "excess" benefit accrued to any such employee will be immediately payable in the form of a single discounted lump sum payment upon the occurrence of a change in corporate control (as defined in the ITT Industries Excess Pension Plan).

Based on various assumptions as to remuneration and years of service, before Social Security reductions, the following table illustrates the estimated benefits payable from the Retirement Program at retirement at age 65 that are paid by ITT Industries.

PENSION PLAN TABLE

  AVERAGE                                YEARS OF SERVICE
   FINAL         ----------------------------------------------------------------
COMPENSATION        10           15           20            30             40
------------     --------     --------     --------     ----------     ----------
 $  200,000      $ 40,000     $ 60,000     $ 80,000     $  115,000     $  145,000
    400,000        80,000      120,000      160,000        230,000        290,000
    600,000       120,000      180,000      240,000        345,000        435,000
    800,000       160,000      240,000      320,000        460,000        580,000
  1,000,000       200,000      300,000      400,000        575,000        725,000
  1,200,000       240,000      360,000      480,000        690,000        870,000
  1,400,000       280,000      420,000      560,000        805,000      1,015,000
  1,600,000       320,000      480,000      640,000        920,000      1,160,000
  1,800,000       360,000      540,000      720,000      1,035,000      1,305,000

The amounts shown under "Salary" and "Bonus" opposite the names of the individuals in the Summary Compensation Table comprise their compensation which is used for purposes of determining "average final compensation" under the plan. Their respective covered years of benefit service under the plan, through December 31, 1995, are as follows: Mr. Engen, 10.73 years; Mr. Leuliette, 4.28 years; Mr. Giuliano, 7.50 years; Mr. Smith, 22.52 years; and Mr. Nilsson, 40.00 years. In addition to his entitlement to a pension under the U.S. salaried pension program, Mr. Nilsson is entitled to a pension provided by ITT Flygt in Sweden, which pension will reduce his entitlement under the U.S. plan.

II. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has appointed Arthur Andersen LLP as independent auditors of ITT Industries for 1996, subject to ratification by the shareholders. If the shareholders do not ratify the appointment, the selection of other independent auditors will be considered by the Audit Committee and the Board of Directors.

Arthur Andersen LLP has served as independent auditors of most of the business units of ITT Industries for many years, and its long-term knowledge of the Company has enabled it to carry out its audits with effectiveness and efficiency. Representatives of the firm regularly attend meetings of the Audit Committee. In keeping with its established policy, the partners and employees of the firm who are engaged in auditing the Company are periodically rotated, thus giving ITT Industries the benefit of new expertise and experience. Arthur Andersen LLP's fees for the 1995 audit of those companies comprising ITT Industries totaled approximately $3.6 million.

Representatives of Arthur Andersen LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS OF ITT INDUSTRIES.

III. SHAREHOLDER PROPOSAL

Mrs. Evelyn Y. Davis, The Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C., the owner of 50 shares of Common Stock, plans to introduce the following resolution at the forthcoming Annual Meeting:

          "RESOLVED: That the shareholders recommend that the Board take the necessary step that ITT specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $100,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them.

          "REASONS: In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation.

"Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.

"Last year the owners of 10,410,212 shares representing approximately 12% of shares voting, voted FOR this proposal.

"If you AGREE, please mark your proxy FOR this proposal."

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

Currently, the Chairman, President and Chief Executive is the only officer who has an employment contract with ITT Industries, and all the details of his compensation and the terms of his contract are set forth in this Proxy Statement. In addition, detailed information about the compensation of other executive officers of ITT Industries also is set forth herein in accordance with the requirements of the Securities and Exchange Commission even though none of such other executive officers has an employment agreement with the Company. Because only one executive officer of ITT Industries is contractually entitled to receive annual compensation in excess of $100,000, the compensation disclosure required by the regulations of the Securities and Exchange Commission goes beyond what is suggested by the shareholder's proposal. Listing the names, corporate titles and compensation of every other executive officer of ITT Industries would go beyond the requirements of the federal securities laws.

THEREFORE, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS
PROPOSAL.

SUBMISSION OF SHAREHOLDER PROPOSALS

Shareholder proposals intended for inclusion in the proxy materials related to the 1997 Annual Meeting must be received by ITT Industries at its executive offices no later than November 29, 1996. Proposals should be addressed to the attention of the Secretary of ITT Industries.

SOLICITATION OF PROXIES

The cost of this solicitation will be borne by ITT Industries. Georgeson & Co., New York, New York, has been retained to assist in the solicitation of proxies for a fee of $12,500 plus expenses. ITT Industries also will reimburse brokers, nominees, custodians and fiduciaries for their expenses for sending proxy materials to the beneficial owners of ITT Industries Common Stock. In addition to solicitation by mail, proxies may be solicited in person or by telephone, facsimile transmission or other means of electronic communication by directors, officers and other regular employees of ITT Industries.

                                          By Order of the Board of Directors.


                                          /s/ Gwenn L. Carr
                                          ------------------------------
                                          GWENN L. CARR
                                          Vice President and Secretary

                                          March 29, 1996

                              ITT Industries, Inc.
                              4 West Red Oak Lane
                             White Plains, NY 10604


Dear Shareholder:

The 1996 Annual Meeting of ITT Industries, Inc. will be held at 10:30 a.m. on Tuesday, May 21, 1996 in the Celeste Bartos Forum of The New York Public Library, Fifth Avenue and 42nd Street, New York, New York. Shareholders of record at the close of business on March 25, 1996 will be entitled to vote at the meeting and any adjournment thereof.

Shareholders of record who plan to attend the Annual Meeting in person may request an admission card by marking the box below. Shareholders who hold their shares beneficially through bank or brokerage accounts should bring with them proof of their ownership if they wish to attend the meeting.

Whether or not you plan to attend the meeting, you can assure that your shares are represented by promptly completing, signing, dating and returning the proxy card below.

                                Very truly yours,


                                Travis Engen
                                Chairman, President and
                                Chief Executive



                           * Detach Proxy Card Here *
================================================================================


DIRECTORS RECOMMEND A VOTE FOR ITEMS 1 AND 2


1. Election of Directors

FOR all nominees listed below / /

WITHHOLD AUTHORITY to vote for all nominees listed below / /

EXCEPTIONS / /

Nominees: Travis Engen, Rand V. Araskog, Robert A. Burnett, Curtis J. Crawford, Michel David-Weill, S. Parker Gilbert, and Edward C. Meyer.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions
            -------------------------------------------------------------------


2. Ratification of auditors

FOR / /   AGAINST / /   ABSTAIN / /


DIRECTORS RECOMMEND A VOTE AGAINST ITEM 3


3. Shareholder proposal to list executives earning more than $100,000

FOR / /   AGAINST / /   ABSTAIN / /

Mark this box to request an admission card for the meeting / /

Change of Address and or Comments Mark Here / /


                                       Note: Please add your title if you
                                       are signing as attorney, administrator,
                                       executor, guardian, trustee or in any
                                       other representative capacity.

                                       Date:                             , 1996
                                             ----------------------------

                                       ----------------------------------------
                                                       Signature

Please mark, sign, date and return this proxy promptly using the enclosed envelope.

Votes MUST be indicated (x) in Black or Blue Ink. / /

                             DETACH PROXY CARD HERE
-------------------------------------------------------------------------------


                              ITT INDUSTRIES, INC.
                              4 WEST RED OAK LANE
                             WHITE PLAINS, NY 10604

                                   P R O X Y

       PROXY SOLICITED BY THE BOARD OF DIRECTORS OF ITT INDUSTRIES, INC.
                  FOR THE 1996 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Robert W. Beicke, Gwenn L. Carr and Vincent A. Maffeo, and each of them, as proxy of the undersigned, each with power to appoint his or her substitute, and authorizes each of them to vote all shares of ITT Industries Common Stock, including all shares held in the ITT Industries Dividend Reinvestment and Common Stock Purchase Plan which the undersigned could vote if personally present at the 1996 Annual Meeting of Shareholders of ITT Industries to be held on May 21, 1996 and at any adjournment thereof, as designated on the reverse side of this proxy and confers discretionary authority upon each such proxy to vote upon any other matter properly brought before the 1996 Annual Meeting.

THE SHARES REPRESENTED BY THIS PROXY ARE TO BE VOTED AS DESIGNATED ON THE REVERSE SIDE OF THIS PROXY. IF NO DESIGNATION IS MADE, THE PROXY IS TO BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3. DISCRETIONARY AUTHORITY IS CONFERRED
UPON EACH PROXY TO VOTE UPON ANY OTHER MATTER WHICH MAY PROPERLY BE BROUGHT BEFORE THE MEETING.

SEE REVERSE SIDE

                                ITT INDUSTRIES
                                P.O. BOX 11005
                                NEW YORK, N.Y. 10209-0005